Exhibit 99.1

Dear Mr Wang and other CELM Board members,

I regret to inform the CELM Board of my intention to resign from the position of CFO and director of the Board on 11:30 AM May 31st, PST with immediate effect.

Regards,

Fong Heung Sang (Dexter)